Exhibit 4.1

THIS CONVERTIBLE PROMISSORY NOTE AND THE UNDERLYING SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). NO SALE OR DISPOSITION THEREOF MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SUCH ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE U.S. SECURITIES AND EXCHANGE COMMISSION.

AKESIS PHARMACEUTICALS, INC.

CONVERTIBLE PROMISSORY NOTE

$[—]	[—], 200[—]
San Diego, California

FOR VALUE RECEIVED, AKESIS PHARMACEUTICALS, INC., a Nevada corporation (the “Company”), hereby unconditionally promises to pay to the order of Avalon Ventures VII, L.P. (the “Lender”), in lawful money of the United States and in immediately available funds, the principal amount of $[—] (the “Principal Amount”), together with accrued and unpaid interest thereon calculated as set forth in Section 4 hereof (collectively, the “Loan Balance”), which shall be due and payable on the dates and in the manner set forth in this Convertible Promissory Note (this “Note”).

This Note has been issued pursuant to the terms of that certain Note and Warrant Purchase Agreement, dated as of September 29, 2008 (the “Agreement”), by and between the Company and Lender.

1. DEFINITIONS. Capitalized terms used and not otherwise defined herein are intended to have the meanings given to them in the Agreement. In addition, the following capitalized terms used herein shall have the following respective meanings:

1.1 “Qualifying Financing” shall mean the Company’s first preferred stock financing for capital-raising purposes occurring prior to the Maturity Date (as defined below) that involves the receipt by the Company of at least $2,000,000.00 (including any amounts received in connection with the conversion of any and all Notes issued pursuant to the Agreement).

1.2 “Qualifying Financing Shares” shall mean the shares of the Company’s preferred stock sold and issued to investors in connection with a Qualifying Financing.

1.3 “Senior Indebtedness” shall mean the principal of (and premium, if any) and unpaid interest on, or other payment obligation with respect to, all indebtedness of the Company pursuant to that certain Loan and Security Agreement, dated as of December 15, 2006, by and between the Company and Square 1 Bank, whether or not secured and whether incurred previously or incurred after the date hereof.

2. MATURITY DATE. Unless converted in full pursuant to Section 5 prior thereto, the Loan Balance shall be due and payable on February 1, 2009 (the “Maturity Date”).

3. PAYMENTS. Payments under this Note shall be made in lawful money of the United States by wire transfer or other form of immediately available funds acceptable to Lender at the address of Lender set forth on the signature page hereto or at such other place as Lender shall have designated in writing. The Company may without penalty repay all or any portion of the Loan Balance at any time prior to the Maturity Date.

4. INTEREST RATE. The Company shall pay interest on the Principal Amount from the date hereof until payment in full, which interest shall be payable at the rate of eight percent (8%) per annum or the maximum rate permissible by law (which under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans), whichever is less. The aggregate amount of interest due under this Note pursuant to this Section 4 shall be calculated with respect to any given period by multiplying the then-outstanding Principal Amount by the product of: (i) the number of days in such period; multiplied by (ii) the applicable daily interest rate, calculated on the basis of a 365-day year.

5. AUTOMATIC CONVERSION. In the event of the closing of a Qualifying Financing prior to the Maturity Date, the entire amount of the then-outstanding Loan Balance shall automatically convert into that number of Qualifying Financing Shares as is determined by dividing the then-outstanding Loan Balance by the price per Qualifying Financing Share paid by investors in connection with the Qualifying Financing. In the event of the conversion of this Note pursuant to this Section 5: (i) Lender agrees to surrender this Note for conversion and cancellation at the closing of the Qualifying Financing and to execute all such documents in connection with the conversion of this Note as may be reasonably requested by the Company; and (ii) the Company shall pay to Lender, upon Lender’s request, cash in an amount equal to that portion of the then-outstanding Loan Balance, if any, that would otherwise convert into a fractional Qualifying Financing Share pursuant to this Section 5.

6. EVENTS OF DEFAULT. Notwithstanding anything to the contrary set forth herein, the entire then-outstanding Loan Balance shall be immediately due and payable (and collectible by Lender pursuant to any applicable law) if the Company: (i) fails to pay timely any of the Loan Balance due under this Note on the date the same becomes due and payable; (ii) makes any assignment for the benefit of its creditors under applicable state law; (iii) is the subject of an involuntary petition for bankruptcy under any federal or state insolvency laws and such petition is not dismissed within one hundred fifty (150) days after the filing thereof; or (iv) voluntarily files a petition for bankruptcy under any federal or state insolvency law (each of the events or circumstances described in the foregoing clauses (i) through (iv) being referred to herein as a “Default”). Upon the occurrence of any such Default, the Lender may, at its option: (i) accelerate repayment of the then-outstanding Loan Balance due under this Note, in which case the then-outstanding Loan Balance shall be immediately due and payable; and/or (ii) pursue any other legal or equitable remedies available to Lender.

7. NATURE OF OBLIGATIONS. This Note represents an unsecured obligation of the Company. The indebtedness evidenced by this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all of the Senior Indebtedness. Any and all claims arising under this Note are and shall be at all times subject and subordinate to the Senior Indebtedness. If requested by the Company, Lender shall execute and deliver any necessary documents to assure any lender of Senior Indebtedness of the subordination agreed to by Lender herein.

2.

8. WAIVER. The Company waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note.

9. GOVERNING LAW. This Note shall be governed in all respects by the internal laws of the state of California as applied to agreements entered into among California residents to be performed entirely within California, without regard to conflict of laws rules.

10. LOST NOTE. In the event of any loss of this Note by Lender, the Company shall execute a replacement promissory note in favor of Lender on the same terms and conditions of this Note upon the receipt by the Company of an affidavit of lost note, in form and substance reasonably satisfactory to the Company, duly executed and delivered by Lender.

11. ASSIGNMENT. The rights and obligations of the Company and Lender will be binding upon and inure to the benefit of the successors, assigns, heirs, administrators and transferees of the parties and any assignment hereunder shall remain subject to the restrictions set forth in the Agreement.

12. AMENDMENTS. This Note may be amended or modified, and any term or provision hereof (including, without limitation, provisions relating to the threshold for determining a Qualifying Financing) may be waived or departure therefrom consented or approved (either generally or in a particular instance and either retroactively or prospectively), only upon the written consent of the Lender and the Company.

13. COUNTERPARTS. This Note may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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3.

IN WITNESS WHEREOF, the Company has caused this CONVERTIBLE PROMISSORY NOTE to be issued on the date first written above.

AKESIS PHARMACEUTICALS, INC.

Jay Lichter, Ph.D. Chairman and CEO

Address:	888 Prospect Street, Suite 320 La Jolla, CA 92037

Telephone:	(858) 454-4311
Facsimile:	(858) 348-2183
E-mail:	jlichter@avalon-ventures.com

AVALON VENTURES VII, L.P.

By: Avalon Ventures VII GP, LLC Its: General Partner

Douglas Downs Chief Financial Officer

Address:	888 Prospect Street, Suite 320 La Jolla, CA 92037

Telephone:	(858) 454-4311
Facsimile:	(858) 348-2183
E-mail:	doug@avalon-ventures.com

[SIGNATURE PAGE TO AKESIS PHARMACEUTICALS, INC. CONVERTIBLE PROMISSORY NOTE]